Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Morgan O’Murray, Financial Media, (612) 761-5818
Target Media Hotline, (612) 696-3400

Target Corporation Announces

First Quarter 2011 Financial Results

MINNEAPOLIS (May 18, 2011) — Target Corporation (NYSE: TGT) today reported net earnings of $689  million for the quarter ended April 30, 2011, compared with $671 million in the quarter ended May 1, 2010. Earnings per share in the first quarter increased 9.8 percent to $0.99 from $0.90 in the same period a year ago. All earnings per share figures refer to diluted earnings per share.

“Our first quarter financial performance was the result of stronger-than-expected profitability in our Credit Card Segment, which offset the impact of weaker-than-anticipated sales in our Retail Segment,” said Gregg Steinhafel, chairman, president, and chief executive officer of Target Corporation. “Our PFresh remodel program and 5% REDcard Rewards loyalty program continue to deliver incremental traffic and sales in an environment where our guests remain cautious in their spending. Throughout the organization we’re focused on driving sales by providing value, quality and reliability to our guests and delivering on both halves of our Expect More. Pay Less. brand promise.”

 – more –

U.S. Retail Segment Results

As previously reported, sales increased 2.8 percent in the first quarter to $15.6 billion in 2011 from $15.2 billion in 2010, due to a 2.0 percent increase in comparable-store sales and the contribution from new stores. Segment earnings before interest expense and income taxes (EBIT) were $1,062 million in the first quarter of 2011, a decrease of 4.2 percent from $1,108 million in 2010.

First quarter 2011 EBITDA and EBIT margin rates were 10.1 percent and 6.8 percent, respectively, compared with 10.7 percent and 7.3 percent in 2010. First quarter gross margin rate declined to 30.4 percent in 2011 from 31.3 percent in 2010, due primarily to the impact of the company’s PFresh remodel program and its 5% REDcard Rewards initiative. The company’s first quarter selling, general and administrative (SG&A) expense rate was 20.4 percent in 2011, down from 20.6 percent in 2010.

Canadian Segment Results

First quarter 2011 EBIT was $(11) million due to start-up expenses related to the company’s expected market entry in 2013.

U.S. Credit Card Segment Results

First quarter average receivables decreased 14.4 percent to $6.5 billion in 2011 from $7.5 billion in 2010. Average receivables directly funded by Target increased 6.0 percent in the first quarter to $2.5 billion from $2.4 billion in 2010.

First quarter bad debt expense was $12 million in 2011, down from $197 million in 2010, driven by improved trends in key measures of risk. Segment profit for the quarter was $194 million, compared with $111 million in first quarter 2010. Annualized segment pre-tax return on invested capital was 30.9 percent in first quarter 2011, compared with 18.8 percent in 2010.

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Interest Expense and Taxes

Net interest expense for the quarter was $183 million, down from $187 million in first quarter 2010.

The company’s effective income tax rate was 36.3 percent in first quarter 2011, down from 36.4 percent in 2010.

Share Repurchase

In the first quarter 2011, the company repurchased approximately 15.4 million shares of its common stock at an average price of $53.32, for a total investment of $819 million.

Miscellaneous

Target Corporation will webcast its first quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “Events + Presentations” and then “Archives + Webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on May 20, 2011. The replay number is (800) 642-1687 (passcode: 20423412).

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,755 stores in 49 states nationwide and at Target.com. In addition, the company operates a credit card segment that offers branded proprietary credit card products. Since 1946, Target has given 5 percent of its income through community grants and programs; today, that giving equals more than $3 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
	April 30,	May 1,
(millions, except per share data) (unaudited)	2011	2010	Change
Sales	$15,580	$15,158	2.8%
Credit card revenues	355	435	(18.3)
Total revenues	15,935	15,593	2.2
Cost of sales	10,838	10,412	4.1
Selling, general and administrative expenses	3,233	3,143	2.9
Credit card expenses	88	280	(68.5)
Depreciation and amortization	512	516	(0.7)
Earnings before interest expense and income taxes	1,264	1,242	1.8
Net interest expense
Nonrecourse debt collateralized by credit card receivables	19	23	(15.9)
Other interest expense	164	165	(0.5)
Interest income	—	(1)	(42.5)
Net interest expense	183	187	(2.3)
Earnings before income taxes	1,081	1,055	2.5
Provision for income taxes	392	384	2.2
Net earnings	$689	$671	2.7%
Basic earnings per share	$0.99	$0.91	9.7%
Diluted earnings per share	$0.99	$0.90	9.8%
Weighted average common shares outstanding
Basic	692.6	739.9
Diluted	697.4	745.7

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

	April 30,	January 29,	May 1,
(millions)	2011	2011	2010
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents, including marketable securities of $872, $1,129 and $1,015	$1,474	$1,712	$1,578
Credit card receivables, net of allowance of $565, $690 and $930	5,721	6,153	6,330
Inventory	7,696	7,596	7,249
Other current assets	1,527	1,752	2,065
Total current assets	16,418	17,213	17,222
Property and equipment
Land	5,989	5,928	5,803
Buildings and improvements	23,197	23,081	22,332
Fixtures and equipment	4,691	4,939	4,597
Computer hardware and software	2,270	2,533	2,428
Construction-in-progress	837	567	497
Accumulated depreciation	(11,336)	(11,555)	(10,445)
Property and equipment, net	25,648	25,493	25,212
Other noncurrent assets	980	999	889
Total assets	$43,046	$43,705	$43,323
Liabilities and shareholders’ investment
Accounts payable	$6,296	$6,625	$6,150
Accrued and other current liabilities	3,279	3,326	3,183
Unsecured debt and other borrowings	1,124	119	797
Nonrecourse debt collateralized by credit card receivables	189	—	67
Total current liabilities	10,888	10,070	10,197
Unsecured debt and other borrowings	10,640	11,653	10,642
Nonrecourse debt collateralized by credit card receivables	3,776	3,954	4,152
Deferred income taxes	916	934	916
Other noncurrent liabilities	1,596	1,607	1,819
Total noncurrent liabilities	16,928	18,148	17,529
Shareholders’ investment
Common stock	57	59	62
Additional paid-in capital	3,345	3,311	3,010
Retained earnings	12,398	12,698	13,098
Accumulated other comprehensive loss	(570)	(581)	(573)
Total shareholders’ investment	15,230	15,487	15,597
Total liabilities and shareholders’ investment	$43,046	$43,705	$43,323
Common shares outstanding	689.0	704.0	738.9

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
	April 30,	May 1,
(millions) (unaudited)	2011	2010
Operating activities
Net earnings	$689	$671
Reconciliation to cash flow
Depreciation and amortization	512	516
Share-based compensation expense	21	25
Deferred income taxes	100	109
Bad debt expense	12	197
Non-cash (gains)/losses and other, net	19	(119)
Changes in operating accounts:
Accounts receivable originated at Target	149	201
Inventory	(99)	(70)
Other current assets	84	(56)
Other noncurrent assets	14	(35)
Accounts payable	(330)	(361)
Accrued and other current liabilities	(53)	63
Other noncurrent liabilities	(16)	17
Cash flow provided by operations	1,102	1,158
Investing activities
Expenditures for property and equipment	(632)	(407)
Proceeds from disposal of property and equipment	1	12
Change in accounts receivable originated at third parties	271	238
Other investments	(10)	(18)
Cash flow required for investing activities	(370)	(175)
Financing activities
Reductions of long-term debt	—	(1,170)
Dividends paid	(174)	(126)
Repurchase of stock	(812)	(378)
Stock option exercises and related tax benefit	16	69
Cash flow required for financing activities	(970)	(1,605)
Net decrease in cash and cash equivalents	(238)	(622)
Cash and cash equivalents at beginning of period	1,712	2,200
Cash and cash equivalents at end of period	$1,474	$1,578

Subject to reclassification

TARGET CORPORATION

U.S. Retail Segment

	Three Months Ended
U.S. Retail Segment Results	April 30,	May 1,
(millions) (unaudited)	2011	2010	Change
Sales	$15,580	$15,158	2.8%
Cost of sales	10,838	10,412	4.1
Gross margin	4,742	4,746	(0.1)
SG&A expenses(a)	3,173	3,126	1.5
EBITDA	1,569	1,620	(3.1)
Depreciation and amortization	507	512	(0.8)
EBIT	$1,062	$1,108	(4.2)%

EBITDA is earnings before interest expense, income taxes, depreciation and amortization.

EBIT is earnings before interest expense and income taxes.

(a) Loyalty Program discounts are recorded as reductions to sales in our U.S. Retail Segment.  Effective with the October 2010 nationwide launch of our new 5% REDcard Rewards loyalty program, we changed the formula under which our U.S. Credit Card segment reimburses our U.S. Retail Segment to better align with the attributes of the new program. In the three months ended April 30, 2011, these reimbursed amounts were $49 million, compared with $17 million in the corresponding period in 2010. In all periods these amounts were recorded as reductions to SG&A expenses within the U.S. Retail Segment and increases to operations and marketing expenses within the U.S. Credit Card Segment.

	Three Months Ended
U.S. Retail Segment Rate Analysis	April 30,	May 1,
(unaudited)	2011	2010
Gross margin rate	30.4%	31.3%
SG&A expense rate	20.4%	20.6%
EBITDA margin rate	10.1%	10.7%
Depreciation and amortization expense rate	3.3%	3.4%
EBIT margin rate	6.8%	7.3%

U.S. Retail Segment rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended
Comparable-Store Sales	April 30,	May 1,
(unaudited)	2011	2010
Comparable-store sales	2.0%	2.8%
Drivers of changes in comparable-store sales:
Number of transactions	0.4%	2.2%
Average transaction amount	1.6%	0.7%
Units per transaction	4.4%	1.3%
Selling price per unit	(2.6)%	(0.7)%

The comparable-store sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior year periods of equivalent length.

	Three Months Ended
REDcard Penetration	April 30,	May 1,
(unaudited)	2011	2010
Target credit penetration	5.9%	4.4%
Target debit penetration	1.7%	0.5%
Total store REDcard penetration	7.6%	4.9%

Represents the percentage of Target store sales that are paid for using REDcards.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet	April 30,	January 29,	May 1,	April 30,	January 29,	May 1,
(unaudited)	2011	2011	2010	2011	2011	2010
General merchandise	953	1,037	1,285	116,462	127,292	160,250
Expanded grocery assortment	550	462	204	73,253	61,823	27,199
SuperTarget	252	251	251	44,681	44,503	44,503
Total	1,755	1,750	1,740	234,396	233,618	231,952

(a) In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Canadian Segment

	Three Months Ended
Canadian Segment Results	April 30,	May 1,
(millions) (unaudited)	2011	2010	Change
Sales	$—	$—	—%
Cost of sales	—	—	—
Gross margin	—	—	—
SG&A expenses(a)	11	—	100.0
EBITDA	(11)	—	100.0
Depreciation and amortization	—	—	—
EBIT	$(11)	$—	100.0%

(a) SG&A expenses include our Canadian Segment start-up costs.  These costs consisted primarily of legal, payroll, and consulting expenses.

EBITDA is earnings before interest expense, income taxes, depreciation and amortization.

EBIT is earnings before interest expense and income taxes.

TARGET CORPORATION

U.S. Credit Card Segment

	Three Months Ended		Three Months Ended
	April 30, 2011		May 1, 2010
U.S. Credit Card Segment Results	Amount	Annualized	Amount	Annualized
(millions) (unaudited)	(in millions)	Rate(d)	(in millions)	Rate(d)
Finance charge revenue	$292	18.1%	$350	18.5%
Late fees and other revenue	42	2.6	59	3.1
Third party merchant fees	21	1.3	26	1.4
Total revenues	355	22.0	435	23.0
Bad debt expense	12	0.8	197	10.5
Operations and marketing expenses(a)	125	7.8	100	5.3
Depreciation and amortization	5	0.3	4	0.2
Total expenses	142	8.8	301	16.0
EBIT	213	13.2	134	7.1
Interest expense on nonrecourse debt collateralized by credit card receivables	19		23
Segment profit	$194		$111
Average gross credit card receivables funded by Target(b)	$2,504		$2,361
Segment pretax ROIC(c)	30.9%		18.8%

(a) Loyalty Program discounts are recorded as reductions to sales in our U.S. Retail Segment.  Effective with the October 2010 nationwide launch of our new 5% REDcard Rewards loyalty program, we changed the formula under which our U.S. Credit Card segment reimburses our U.S. Retail Segment to better align with the attributes of the new program. In the three months ended April 30, 2011, these reimbursed amounts were $49 million, compared with $17 million in the corresponding period in 2010. In all periods these amounts were recorded as reductions to SG&A expenses within the U.S. Retail Segment and increases to operations and marketing expenses within the U.S. Credit Card Segment.

(b) Amounts represent the portion of average gross credit card receivables funded by Target. These amounts exclude $3,959 million for the three months ended April 30, 2011, and $5,186 million for the three months ended May 1, 2010, of receivables funded by nonrecourse debt collateralized by credit card receivables.

(c) ROIC is return on invested capital, and this rate equals our segment profit divided by average gross credit card receivables funded by Target, expressed as an annualized rate.

(d) As an annualized percentage of average gross credit card receivables.

	Three Months Ended			Three Months Ended
	April 30, 2011			May 1, 2010
	Yield			Yield
Spread Analysis - Total Portfolio	Amount	Annualized		Amount	Annualized
(unaudited)	(in millions)	Rate		(in millions)	Rate
EBIT	$213	13.2	%(c)	$134	7.1	%(c)
LIBOR(a)		0.2%			0.2%
Spread to LIBOR(b)	$209	13.0	%(c)	$129	6.9	%(c)

(a) Balance-weighted average one-month LIBOR.

(b) Spread to LIBOR is a metric used to analyze the performance of our total credit card portfolio because the vast majority of our portfolio earns finance charge revenue at rates tied to the Prime Rate, and the interest rate on all nonrecourse debt securitized by credit card receivables is tied to LIBOR.

(c) As a percentage of average gross credit card receivables.

	Three Months Ended
Receivables Rollforward Analysis	April 30,	May 1,
(millions) (unaudited)	2011	2010	Change
Beginning gross credit card receivables	$6,843	$7,982	(14.3)%
Charges at Target	1,002	719	39.5
Charges at third parties	1,251	1,426	(12.3)
Payments	(3,001)	(2,989)	0.4
Other	191	122	56.2
Period-end gross credit card receivables	$6,286	$7,260	(13.4)%
Average gross credit card receivables	$6,463	$7,547	(14.4)%
Accounts with three or more payments (60+ days) past due as a percentage of period-end gross credit card receivables	3.3%	5.3%
Accounts with four or more payments (90+ days) past due as a percentage of period-end gross credit card receivables	2.4%	3.8%

	Three Months Ended
Allowance for Doubtful Accounts	April 30,	May 1,
(millions) (unaudited)	2011	2010	Change
Allowance at beginning of period	$690	$1,016	(32.1)%
Bad debt expense	12	197	(93.8)
Write-offs(a)	(184)	(318)	(42.0)
Recoveries(a)	47	35	36.5
Allowance at end of period	$565	$930	(39.2)%
As a percentage of period-end gross credit card receivables	9.0%	12.8%
Net write-offs as a percentage of average gross credit card receivables (annualized)	8.5%	15.0%

(a) Write-offs include the principal amount of losses (excluding accrued and unpaid finance charges), and recoveries include current period principal collections on previously written-off balances. These amounts combined represent net write-offs.

Subject to reclassification